Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated March 25, 2024 (which includes an explanatory paragraph relating to Tivic Health Systems, Inc.’s ability to continue as a going concern) relating to the financial statements of Tivic Health Systems, Inc. as of and for the years ended December 31, 2023 and 2022 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

April 29, 2024